Exhibit (d)(36)(i)

INVESTMENT SUB-ADVISORY AGREEMENT

INVESTMENT SUB-ADVISORY AGREEMENT, dated as of March 25, 2019, by and between AXA Equitable Funds Management Group, LLC, a limited liability company organized in the State of Delaware (“Adviser”), and Goldman Sachs Asset Management, L.P., a limited partnership organized in the State of Delaware (“Sub-Adviser”).

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Adviser has entered into an investment advisory agreement (“Advisory Agreement”) with EQ Advisors Trust (“Trust”), an investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, the Adviser is responsible for, among other things, providing a continuous investment program for the portfolios of the Trust, monitoring the implementation of each portfolio’s investment program, assessing each portfolio’s investment objectives and policies, composition, investment style and investment process, effecting transactions for each portfolio and selecting brokers or dealers to execute such transactions for each portfolio, developing and evaluating strategic initiatives with respect to the portfolios, making recommendations to the Trust’s Board of Trustees (“Trust Board”) regarding the investment programs of the portfolios, including any changes to portfolio investment objectives and policies, coordinating and/or implementing strategic initiatives approved by the Trust Board, and preparing and providing reports to the Trust Board on the impact of such strategic initiatives on the portfolios;

WHEREAS, the Trust’s shareholders are and will be primarily separate accounts maintained by insurance companies for variable life insurance policies and variable annuity contracts (“Policies”) under which income, gains and losses, whether or not realized, from assets allocated to such accounts are, in accordance with the Policies, credited to or charged against such accounts without regard to other income, gains or losses of such insurance companies; as well as other shareholders as permitted under Section 817(h) of the Internal Revenue Code of 1986 (“Code”) and the rules and regulations thereunder with respect to the qualification of variable annuity contracts and variable life insurance policies as insurance contracts under the Code;

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Adviser has the authority under the Advisory Agreement to select and contract with one or more sub-advisers to sub-advise the portfolios of the Trust and the Adviser desires to retain the Sub-Adviser to render investment sub-advisory and certain other services to the portfolio(s) (or an allocated portion thereof) of the Trust specified in Appendix A hereto, as amended from time to time (“Portfolio(s)”), in the manner and on the terms hereinafter set forth;

WHEREAS, the Trust Board has approved the selection of the Sub-Adviser as a sub-adviser to the Portfolio(s);

WHEREAS, the Sub-Adviser is willing to furnish such services to the Portfolio(s);

WHEREAS, in connection with the delegation of responsibilities to a sub-adviser, the Adviser remains responsible for, among other things: (1) overseeing the performance of delegated functions by each sub-adviser; (2) assessing each portfolio’s investment focus and furnishing the Trust Board with periodic reports concerning the performance of delegated responsibilities by the sub-adviser; (3) allocating and reallocating the assets of a portfolio, or a portion thereof, managed by one or more sub-advisers for such portfolio and coordinating the activities of all sub-advisers; (4) monitoring the sub-adviser’s implementation of the investment program established by the Adviser with respect to each portfolio (or portions thereof) under the management of such sub-adviser; (5) causing the appropriate sub-adviser(s) to furnish to the Trust Board such information and reports as the Trust Board may reasonably request; and (6) compensating the sub-adviser in the manner specified by the sub-advisory agreement; and

NOW, THEREFORE, the Adviser and the Sub-Adviser agree as follows:

1.	APPOINTMENT OF SUB-ADVISER

The Adviser hereby appoints the Sub-Adviser to act as sub-adviser to the Portfolio(s), subject to the supervision and oversight of the Adviser and the Trust Board, and in accordance with the terms and conditions of this Agreement. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Adviser or the Trust in any way or otherwise be deemed an agent of the Adviser or the Trust, except as expressly authorized in this Agreement or another writing by the Adviser or the Trust and the Sub-Adviser. The Adviser and the Sub-Adviser acknowledge and agree that if the Trust Board appoints one or more other sub-advisers to the Portfolio(s) in addition to the Sub-Adviser to manage a portion of the Portfolio(s), the Sub-Adviser shall not have any responsibility to consider assets managed by any other sub-adviser in performing its obligations hereunder and will not have any responsibility, for acting as sub-adviser or for rendering any services or otherwise, with respect to either (A) any portion of the Portfolio(s)’s assets not allocated to the Sub-Adviser or (B) any other portfolio of the Trust.

2.	ACCEPTANCE OF APPOINTMENT

The Sub-Adviser accepts its appointment as sub-adviser to the Portfolio(s) and agrees to render the services herein set forth, for the compensation herein provided.

The assets of the Portfolio(s) will be maintained in the custody of a custodian (who shall be identified by the Adviser in writing to the Sub-Adviser). The Sub-Adviser will not have custody of any cash, securities or other assets of the Portfolio(s) and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reliance on instructions of the Sub-Adviser that are the direct result of willful misconduct, bad faith, or gross negligence on the part of the Sub-Adviser or the reckless disregard of the Sub-Adviser’s duties under this Agreement. Under no circumstances will the Sub-Adviser be liable for any loss arising from, or caused by, any breach of contract, willful misconduct, bad faith, reckless disregard of its duties or obligations or negligence of or by the custodian.

3.	SERVICES TO BE RENDERED BY SUB-ADVISER

A. As a sub-adviser to the Portfolio(s), the Sub-Adviser will invest and reinvest the assets of the Portfolio(s) and determine the composition of the assets of the Portfolio(s), subject always to the supervision and control of the Adviser and the Trust Board. All directions by or on behalf of the Adviser or the Trust Board shall be in writing signed by the Adviser or by an authorized agent of the Adviser or, if by telephone, confirmed in writing. For this purpose, the term “in writing” shall include directions given by facsimile or electronic mail. A list of persons authorized to give instructions to the Sub-Adviser shall be provided to the Sub-Adviser by the Adviser initially and as amended.

B. As part of the services it will provide hereunder, the Sub-Adviser will:

(i) obtain and evaluate, to the extent deemed necessary or advisable by the Sub-Adviser in its discretion, pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries, the securities of which are included in the Portfolio(s) or are under consideration for inclusion in the Portfolio(s);

(ii) formulate and implement a continuous investment program for each of the Portfolio(s);

(iii) take whatever reasonable steps are necessary to implement the investment program(s) for the Portfolio(s) by arranging for the purchase and sale of securities and other investments, including issuing directives to the administrator of the Trust as necessary for the appropriate implementation of the investment program(s) of the Portfolio(s);

(iv) keep the Adviser reasonably informed in writing on an ongoing basis as agreed by the Adviser and the Sub-Adviser of all material facts concerning the investment and reinvestment of the assets of the Portfolio(s), the Sub-Adviser and its key investment personnel and operations; make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Adviser or the Trust Board; and attend meetings with the Adviser and/or the Trust Board, as reasonably requested, to discuss the foregoing;

(v) in accordance with procedures and methods established by the Trust Board and provided to the Sub-Adviser in writing, which may be amended from time to time with such amendments provided to the Sub-Adviser in writing, to the extent not prohibited by applicable law, regulation or confidentiality obligation, provide, upon request, reasonable assistance to the Adviser or the Trust’s officers in fulfilling their responsibilities in determining the fair value of, certain securities or other assets of the Portfolio(s) for which market quotations are not readily available. The Adviser agrees that (a) the Sub-Adviser is not a pricing agent for the Trust; (b) the Sub-Adviser is not obligated to provide pricing information to satisfy any regulatory requirements to which the Trust or the Adviser may be subject (e.g., FAS 157), (c) none of the information involved in pricing the Portfolio(s)’s securities which the Sub-Adviser provides the Trust or the Adviser hereunder shall be deemed to be the official books and records of the Portfolio(s) for tax, accounting or any other purpose, (d) the Sub-Adviser (or divisions or affiliates thereof) may be contractually or legally or otherwise prohibited from providing information regarding certain portfolio investments to personnel of the Sub-Adviser, the Trust, the Adviser or the custodian, and (e) each of the Trust and the Adviser will not publish, reproduce (except for internal or archival purposes or in response to requests from such person’s regulators) or disseminate any pricing information provided by the Sub-Adviser without the Sub-Adviser’s written consent. Notwithstanding the foregoing, the Sub-Adviser shall not be responsible for any valuation determinations made with respect to the Portfolio(s);

(vi) provide, upon request, any and all reasonable material composite performance information, records and supporting documentation about accounts the Sub-Adviser manages, if appropriate and available and to the extent legally permissible, that are relevant to the Portfolio(s) and that have investment objectives, policies and strategies substantially similar to those employed by the Sub-Adviser in managing the Portfolio(s) or that may be reasonably necessary, under applicable laws, to allow the Trust or its agent to present information concerning the Sub-Adviser’s prior performance in the Prospectus (as hereinafter defined) or in any permissible reports and materials prepared by the Adviser, the Trust or their agents; and

(vii) reasonably cooperate with and, upon request, provide reasonable assistance to the Adviser, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents, and all other agents and representatives of the Trust and the Adviser to the extent necessary to the performance of their obligations to the Trust and the Adviser; and provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces as the Sub-Adviser and such person agree so as to promote the efficient exchange of information.

C. In furnishing services hereunder, the Sub-Adviser shall be subject to, and shall seek to perform in accordance with, the following: (i) the Trust’s Agreement and Declaration of Trust and By-Laws, each as amended from time to time (“Governing Documents”); (ii) the currently effective Prospectus and Statement of Additional Information of the Trust, filed with the U.S. Securities and Exchange Commission (“SEC”) as part of the Trust’s registration statement on Form N-1A and delivered to the Sub-Adviser, as amended and/or supplemented (“Prospectus”); (iii) the Investment Company Act and the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Portfolio(s), provided, however, that, in connection with the Trust’s compliance with the Code, any obligations of the Sub-Adviser under this sub-clause (iii) shall be limited to the diversification requirements of Section 817(h) of the Code; (iv) the Trust’s Compliance Manual and other policies and procedures adopted from time to time by the Trust Board; and (v) the written instructions of the Adviser. Prior to the commencement of the Sub-Adviser’s services hereunder, the Adviser shall provide the Sub-Adviser with current copies of the Governing Documents, Prospectus, Compliance Manual, and other relevant policies and procedures adopted by the Trust Board. The Adviser undertakes to promptly provide the Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned document. Notwithstanding anything to the contrary in this Agreement, the Sub-Adviser shall not be bound to follow any such amendment, modification, document or supplement until it has received actual written notice of such amendment, modification, document or supplement from the Adviser or the Trust Board and has agreed to accept such amendment, modification, document or supplement. In addition, the Adviser agrees that the Sub-Adviser shall be afforded a reasonable amount of time to implement any change in applicable law, rule or regulation (but in no event, except after obtaining a proper exemptive order or other relief or the Adviser’s consent, beyond the mandatory compliance date for any such change), any change in the Governing Documents, Prospectus, Compliance Manual, or other relevant policies and procedures adopted by the Trust Board. The Adviser agrees that the Sub-Adviser is not a compliance agent for the Trust or the Adviser, may not have access to all of the books and records of the Portfolio(s) necessary to perform compliance testing, and will not be obligated to request any books and records of the Portfolio(s) not in the Sub-Adviser’s possession for purposes of compliance testing.

D. In furnishing services hereunder, to the extent prohibited under, or necessary to comply with, the Investment Company Act or the rules thereunder, including Rule 17a-10, the Sub-Adviser will not consult with any other sub-adviser to (i) the Portfolio(s), (ii) any other portfolio of the Trust or (iii) any other investment company under common control with the Trust concerning transactions of the Portfolio(s) in securities or other assets. (For the avoidance of doubt, the foregoing restriction shall not be deemed to prohibit the Sub-Adviser from consulting with (i) any of its affiliated persons concerning transactions in securities or other assets or (ii) any of the other covered sub-advisers concerning compliance with paragraphs (a) and (b) of Rule 12d3-1 under the Investment Company Act.)

E. The Sub-Adviser, at its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses and fees of any personnel, required for it to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement. The Sub-Adviser will not be responsible for the expenses of the Portfolio(s), the Trust or the Adviser, including, but not limited to: expenses incurred in the distribution of shares of the Portfolio(s); fees and expenses related to any required filings, or any amendment or supplement thereto, under the Securities Act of 1933, as amended (“Securities Act”), the Investment Company Act or otherwise; interest expense, taxes, fees and commissions of every kind; and charges and expenses of custodians, transfer agents, dividend disbursing agents, shareholder servicing agents and other service providers to the Portfolio(s) or the Trust.

F. Except as provided in Section 3.G below, the Sub-Adviser will select brokers and dealers to effect all portfolio transactions for the Portfolio(s) subject to the conditions set forth herein. The Sub-Adviser will place all necessary orders with brokers, dealers, foreign currency dealers, futures commission merchants, issuers or others, and will negotiate brokerage commissions, if applicable; provided, however, that the parties acknowledge and agree that, in certain circumstances, such as the currency markets in certain jurisdictions, there may be limited or no ability to negotiate commissions because of, for example, lack of sufficient suitable counterparties. The Sub-Adviser is directed at all times to seek to execute transactions for the Portfolio(s) in accordance with any written policies, practices or procedures (i) established by the Trust Board or the Adviser and provided to the Sub-Adviser in writing or (ii) described in the Prospectus. In placing any orders for the purchase or sale of investments for the Portfolio(s), in the name of the Portfolio(s) or a nominee of the Portfolio(s), the Sub-Adviser shall seek to obtain for the Portfolio(s) “best execution,” consistent with its obligations under applicable laws and regulations considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. In no instance will the Sub-Adviser cause a Portfolio to purchase or sell securities or other assets from or to the Sub-Adviser, or any affiliated person thereof, except in accordance with the applicable provisions of the Investment Company Act, the Advisers Act and the rules under each (or any exemption therefrom), and all other federal and state laws or regulations applicable to the Trust.

G. Subject to the appropriate policies and procedures approved by the Trust Board, the Sub-Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), cause the Portfolio(s) to pay a broker or dealer that provides brokerage or research services to the Sub-Adviser or the Adviser an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of the brokerage or research services provided viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the accounts as to which it exercises investment discretion. To the extent authorized by Section 28(e) and the Trust Board, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. Notwithstanding any other provision of this Agreement, the Adviser or the Trust Board may request the Sub-Adviser to effect transactions in portfolio securities through one or more broker-

dealers in a manner that will help generate resources to pay the cost of certain expenses of the trading Portfolio that the Portfolio is required to pay or for which the Portfolio is required to arrange payment. The Sub-Adviser shall be held harmless and shall have no liability for actions or omissions taken at the direction of the Trust Board or the Adviser.

H. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio(s), the Sub-Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner which the Sub-Adviser considers to be equitable and consistent with its fiduciary obligations to the Portfolio(s) and to its other clients over time. The Adviser agrees that the Sub-Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Portfolio(s). The Adviser also acknowledges that Sub-Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Portfolio(s), and that the Sub-Adviser will carry out its duties hereunder together with its duties under such relationships. Nothing in this Agreement shall be deemed to confer upon the Sub-Adviser any obligation to purchase or sell or to recommend for purchase or sale for the Portfolio(s) any investment that the Sub-Adviser, its affiliates, officers or employees may purchase or sell for its or their own account or for the account of any client, if in the sole discretion of the Sub-Adviser it is for any reason impractical or undesirable to take such action or make such recommendation for the Portfolio(s).

I. The Sub-Adviser will maintain all accounts, books and records with respect to the Portfolio(s) that it creates and that are required of an investment adviser of a registered investment company to be maintained pursuant to the Investment Company Act and Advisers Act and the rules thereunder except those records that the Sub-Adviser understands are being maintained by or that are required to be maintained by the Adviser or other service provider to the Trust pursuant to contract or otherwise, and Sub-Adviser shall file with the SEC all forms required to be filed by it pursuant to Section 13 of the Exchange Act with respect to its duties as are set forth herein.

J. The Sub-Adviser will, unless and until otherwise directed by the Adviser or the Trust Board, exercise in accordance with the Sub-Adviser’s policies and procedures all rights of security holders with respect to securities held by the Portfolio(s), including, but not limited to: voting proxies (or, in its discretion, refraining from voting), converting, tendering, exchanging or redeeming securities; providing information related to class-action litigation (including litigation with respect to securities previously held); and providing reasonable assistance in determining whether to exercise rights in the context of a bankruptcy or other reorganization. The Sub-Adviser will not be responsible for recommending or making any filings on behalf of the Portfolio(s) in connection with class action lawsuits, securities litigation or bankruptcy or insolvency or workout proceedings. The Sub-Adviser shall promptly provide the Adviser with any notices it receives regarding class action claims or any other legal matters involving any asset held in the Portfolio(s) and shall cooperate with the Adviser to the extent necessary for the Adviser to pursue or participate in any such action. The Adviser understands that the Sub-Adviser establishes or amends, from time to time, guidelines for the voting of proxies and may employ the services of a proxy voting service to exercise proxies in accordance with the Sub-Adviser’s guidelines.

4.	LIMITED POWER OF ATTORNEY

The Adviser hereby appoints the Sub-Adviser as the Trust’s agent and attorney-in-fact for the purpose of executing account documentation, agreements, contracts and other documents on behalf of the Portfolio(s), including trading agreements, indemnities and representation letters, in the name of, binding against and on behalf of a Portfolio, as may be necessary or advisable in connection with the services provided by the Sub-Adviser hereunder, and of giving instructions for settlement of the same, and for such other purposes as the Adviser or the Trust Board and the Sub-Adviser agree in writing. The Adviser, on behalf of the Trust, hereby ratifies and confirms as good and effectual, at law or in equity, all that the Sub-Adviser, and its officers and employees, may do in the capacity as attorney-in-fact. Nothing in this Agreement shall be construed as imposing a duty on the Sub-Adviser, or its officers and employees, to act on or assume responsibility for any matters in its capacity as attorney-in-fact. Any person dealing with the Sub-

Adviser in its capacity as attorney-in-fact hereunder is hereby expressly put on notice that the Sub-Adviser is acting solely in the capacity as an agent of the Trust, that the Trust’s certificate of trust is on file with the Delaware Secretary of State and that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust are enforceable against the assets of such series only, and not against the assets of the Trust generally, or any other series thereof. The Sub-Adviser assumes no personal liability whatsoever for obligations of the Portfolio(s) entered into by the Sub-Adviser in its capacity as attorney-in-fact. For the avoidance of doubt, nothing in this Section 4 is intended to obviate any liability of the Sub-Adviser under this Agreement to the extent contemplated in Section 6.A. If requested by the Sub-Adviser, the Adviser agrees to have the Trust execute and deliver to the Sub-Adviser a separate form of Limited Power of Attorney in form and substance reasonably acceptable to the Sub-Adviser.

5.	COMPENSATION OF SUB-ADVISER

The Adviser will pay the Sub-Adviser a fee with respect to each of the Portfolio(s) as specified in Appendix A to this Agreement. Payments shall be made to the Sub-Adviser on or about the fifth day of each month; however, this fee will be calculated daily for each of the Portfolio(s) based on the net assets thereof on each day and accrued on a daily basis.

6.	LIABILITY AND INDEMNIFICATION

A. Except as may otherwise be provided by provisions of the Investment Company Act or any other federal securities law that may not be waived or altered by contract under applicable law, neither the Sub-Adviser nor any of its officers, members, partners or employees (together its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including reasonable and documented legal and other expenses) incurred or suffered by the Portfolio(s), the Trust or the Adviser as a result of any error of judgment, mistake of law, or other action or omission by the Sub-Adviser or its Affiliates; provided, however, that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser for, and the Sub-Adviser shall indemnify and hold harmless the Adviser and the Trust, all affiliated persons thereof (as defined in Section 2(a)(3) of the Investment Company Act) and all controlling persons thereof (as described in Section 15 of the Securities Act) (collectively, “Adviser Indemnitees”) against, any and all losses, claims, damages, liabilities or litigation (including reasonable and documented legal and other expenses) to which any of the Adviser Indemnitees may become subject under the Securities Act, the Investment Company Act, the Advisers Act or any other statute, or at common law or otherwise, arising out of or based on (i) any willful misfeasance, bad faith, or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder or its reckless disregard of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Portfolio(s) or the Sub-Adviser, or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser Indemnitees (as defined below) specifically for use therein. The Sub-Adviser does not make any warranty that the investment performance or profitability of the Portfolio(s) will meet any particular standard, such as the performance of an index or another portfolio managed by the Sub-Adviser.

B. Except as may otherwise be provided provisions of by the Investment Company Act or any other federal securities law that may not be waived or altered by contract under applicable law, neither the Adviser nor any of its officers, members, directors or employees (together its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including reasonable and documented legal and other expenses) incurred or suffered by the Sub-Adviser as a result of any error of judgment, mistake of law, or other action or omission by the Adviser or its Affiliates; provided, however, that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser for, and the Adviser shall indemnify and hold harmless the Sub-Adviser, all affiliated persons thereof (as defined in Section 2(a)(3) of the Investment Company Act) and all controlling persons thereof (as described in Section 15 of the Securities Act) (collectively, “Sub-Adviser Indemnitees”) against, any and all losses, claims, damages, liabilities or litigation (including reasonable and documented legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject under the Securities Act, the Investment Company Act, the Advisers Act or any other statute, or at common law or otherwise, arising out of or based on (i) any willful misfeasance, bad faith, or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder or reckless disregard of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Portfolio(s), the Trust or the Adviser, or the omission to state therein a material fact known to the Adviser or the Trust that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser Indemnitees.

C. Notwithstanding any other provision of this Agreement, the Sub-Adviser shall not be liable to any Adviser Indemnitee, the Portfolio(s) or any of the Portfolio(s)’s shareholders for (i) any acts of an Adviser Indemnitee or any other sub-adviser to the Portfolio(s) with respect to the portion of the assets of the Portfolio(s) not allocated to the Sub-Adviser under this Agreement and (ii) acts of any Sub-Adviser Indemnitee which result from or are based upon acts of an Adviser Indemnitee, including, but not limited to, failure of an Adviser Indemnitee to provide accurate and current information with respect to any records maintained by such Adviser Indemnitee, which records are not also maintained by the Sub-Adviser or, to the extent such records relate to the Portfolio(s), otherwise available to the Sub-Adviser upon reasonable request. The Adviser shall indemnify the Sub-Adviser Indemnitees from any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from the conduct of an Adviser Indemnitee and any other sub-adviser to the Portfolio(s) with respect to the portion of the Portfolio(s)’s assets not allocated to the Sub-Adviser and with respect to any other portfolio of the Trust.

7.	REPRESENTATIONS OF ADVISER

The Adviser represents, warrants and covenants that:

A. The Adviser has been duly authorized by the Trust Board to delegate to the Sub-Adviser the provision of investment services to the Portfolio(s) as contemplated hereby.

B. The Adviser has received an exemptive order from the SEC that permits it, subject to the approval of the Trust Board, which approval has been obtained, to enter into this Agreement and to allow the Sub-Adviser to serve as an investment adviser of the Trust in respect of each Portfolio notwithstanding that this Agreement has not been approved by the vote of a majority of the outstanding voting securities of each Portfolio.

C. The Adviser is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Adviser by applicable law and regulation. All policies, procedures, directions and instructions provided to the Sub-Adviser hereunder, and the Sub-Adviser’s performance of its obligations in accordance with such policies, procedures, directions and instructions, in each case will comply with applicable law.

D The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing its obligations under this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform its obligations under this Agreement; (iv) has the power and authority to enter into and perform its obligations under this Agreement; and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as the investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.

E. The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Sub-Adviser with a copy of such code of ethics.

F. The Adviser will also promptly notify the Sub-Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Portfolio(s) and affecting the Sub-Adviser; provided, however, that routine regulatory examinations not involving the Sub-Adviser shall not be required to be reported by this provision.

G. The Adviser is registered as a commodity pool operator (“CPO”) under the Commodity Exchange Act (“CEA”) and is a member of the National Futures Association (“NFA”). With respect to each of the Portfolio(s), the Adviser has claimed either (1) the CPO exclusion in Commodity Futures Trading Commission (“CFTC”) Regulation 4.5 with respect to the Portfolio and, in such case, the Adviser will file the notice required under CFTC Regulation

4.5 with respect to the Portfolio and will annually reaffirm such notice filing on behalf of the Portfolio as required by CFTC Regulation 4.5; or (2) the relief in CFTC Regulation 4.12(c)(3) by meeting the criteria of 4.12(c)(1)(ii) with respect to the Portfolio. Information regarding whether the Adviser has claimed either the CPO exclusion in CFTC Regulation 4.5 or the relief in CFTC Regulation 4.12(c)(3) with respect to a Portfolio is available on the NFA’s website at www.nfa.futures.org. The Adviser further represents, warrants and covenants that each of the Portfolio(s) is, and until this Agreement is terminated will remain, an “eligible contract participant” within the meaning of Section 1a(18) of the CEA.

H. The Adviser agrees to promptly notify the Sub-Adviser if any of the above representations, warranties and covenants ceases to be true.

8.	REPRESENTATIONS OF SUB-ADVISER

The Sub-Adviser represents, warrants and covenants as follows:

A. The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing its obligations under this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform its obligations under this Agreement; (iv) has the power and authority to enter into and perform its obligations under this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.

B. The Sub-Adviser, and any affiliate providing investment advisory services in connection with this Agreement, has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Adviser and the Trust Board with a copy of such code of ethics, together with evidence of its adoption. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise reasonably requested, the Chief Compliance Officer of the Sub-Adviser and of any such affiliate shall certify to the Adviser and the Trust that the Sub-Adviser and any such affiliate have complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Sub-Adviser’s or any such affiliate’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Within a reasonable timeframe following the reasonable written request of the Adviser, the Sub-Adviser or any such affiliate shall provide the Adviser with a general summary of the reports required to be made to the Sub-Adviser or such affiliate by Rule 17j-1(d)(1), in each case, subject to any legal, confidentiality or regulatory restrictions and the Sub-Adviser’s or such affiliate’s policies (it being understood that the Sub-Adviser or such affiliate shall not, in any case, be required to provide any employee’s name or information relating to any person’s trades).

C. The Sub-Adviser will promptly notify the Adviser and the Trust if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Portfolio(s) or the Trust; provided, however, that routine regulatory examinations not involving the Portfolio(s) or the Trust shall not be required to be reported by this provision.

D. The Sub-Adviser has provided the Adviser and the Trust Board with, and the Adviser on behalf of itself and the Trust acknowledges receipt of, a copy of its current brochure and brochure supplement(s), which as of the date of this Agreement are Parts 2A and 2B of its Form ADV as most recently filed with the SEC, and promptly will furnish a copy of all material amendments to the Adviser and the Trust Board at least annually. Such amendments shall reflect all changes in the Sub-Adviser’s organizational structure, professional staff or other significant developments affecting the Sub-Adviser, as required by the Advisers Act.

E. The Sub-Adviser will notify the Adviser and the Trust Board of any changes in the key personnel who are either the portfolio manager(s) of the Portfolio(s) or senior management of the Sub-Adviser, in each case prior to or promptly after such change.

F. The Sub-Adviser agrees to maintain a commercially reasonable level of errors and omissions or professional liability insurance coverage.

G. The Sub-Adviser agrees that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to its relationship with the Portfolio(s), the Trust or the Adviser or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Adviser, except as required by rule, regulation or upon the request of a governmental authority. However, the Sub-Adviser may use the performance of the Portfolio(s) in its composite performance. Nothing in this Agreement is intended to prevent, or shall be construed as preventing, the Sub-Adviser or its affiliates from using the names of the Portfolio(s), the Trust or the Adviser in any response to a request for information/proposal, and the Sub-Adviser and its affiliates are expressly authorized to include the names of the Portfolio(s), the Trust and the Adviser on a representative client list.

H. The Sub-Adviser agrees to promptly notify the Adviser if any of the above representations, warranties and covenants ceases to be true.

9.	QUALIFIED ELIGIBLE PERSON STATUS AND CFTC DISCLOSURE RELIEF

A. The Sub-Adviser is registered as a commodity trading advisor (“CTA”) under the CEA and is a member of the NFA.

B. The Adviser acknowledges that the Sub-Adviser intends to treat the account of each of the Portfolio(s) specified as a “4.7 Portfolio” in Appendix B hereto, as amended from time to time, as an “exempt account” under CFTC Regulation 4.7. Accordingly, the Adviser hereby represents that each of the 4.7 Portfolio(s) is a “qualified eligible person” under CFTC Regulation 4.7 (“Qualified Eligible Person”). The Adviser hereby consents to the treatment of the account of each of the 4.7 Portfolio(s) with the Sub-Adviser as an “exempt account” within the meaning of CFTC Regulation 4.7(c).

C. Although the Sub-Adviser is registered as a CTA under the CEA, the Sub-Adviser is providing commodity interest trading advice to the Adviser with respect to each of the other Portfolio(s) specified in Appendix B hereto, as amended from time to time, as if the Sub-Adviser were exempt from CTA registration in reliance on an exemption under the CEA or the regulations promulgated thereunder.

D. The Sub-Adviser agrees to promptly notify the Adviser if any of the above representations, warranties and covenants ceases to be true.

10.	NON-EXCLUSIVITY

The services provided by the Sub-Adviser pursuant to this Agreement are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. The Sub-Adviser may at times purchase a security or other asset for the Portfolio(s) while it is selling the same security or other asset for other clients, or sell a security or other asset for the Portfolio(s) while it is purchasing the same security or other asset for other clients. It is understood and agreed that the directors, officers, partners and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, managers, trustees, directors, officers or employees of any other firm or corporation, including other investment companies.

11.	CONFIDENTIALITY

Each party to this Agreement agrees that it shall treat as confidential, and not disclose to any third party, any information (including the Sub-Adviser’s investment advice) provided to it (“Receiving Party”) by the other party (“Disclosing Party”) that is marked “Confidential” or that reasonably should be known to be confidential, including the investment activities or holdings of the Portfolio(s) and the Sub-Adviser’s approved lists, internal procedures, compliance procedures and any board materials (collectively, “Confidential Information”) except to the extent expressly requested by or required under applicable laws and regulations. All Confidential Information that a Disclosing Party provides to a Receiving Party shall be used by the Receiving Party only for purposes permitted under this Agreement. The foregoing (A) shall not be applicable as agreed to by the parties, (B) shall not prevent disclosure or use of any Confidential Information to the extent necessary to render the services or perform the obligations pursuant to this Agreement, provided that any disclosure to a third party is made subject to confidentiality obligations, and (C) shall not prevent disclosures expressly requested by or required under applicable law, rule or regulation subject to compliance with the following. If a Receiving Party is expressly requested or required by applicable law, rule or regulation to disclose any Confidential Information, the Receiving Party agrees to provide (to the extent legally permissible) the Disclosing Party with prompt notice of that request(s) so that the Disclosing Party may seek an appropriate protective order or other appropriate remedy and/or waive the Receiving Party’s compliance with the provisions of this Agreement. If that protective order or other remedy is not obtained by the date that the Receiving Party must comply with the request or requirement, or if the Disclosing Party waives compliance with the provisions of this Agreement, the Receiving Party agrees to furnish only that portion of the Confidential Information which is legally required in the reasonable opinion of its counsel, and to exercise commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information which is being furnished or disclosed.

The Adviser agrees not to use for any purpose, other than for the Adviser or the Trust, or their agents, to supervise or monitor the Sub-Adviser, the securities holdings or other trading-related information of the Portfolio(s).

12.	SUPPLEMENTAL ARRANGEMENTS

The Sub-Adviser may from time to time, at its own discretion, employ, delegate, engage or associate itself with any person (including, without limitation, delegation to affiliates) it believes to be particularly suited to assist it in providing the services to be performed by the Sub-Adviser hereunder, provided that (A) no such person shall perform any services with respect to the Portfolio(s) that would constitute an assignment of this Agreement pursuant to the Investment Company Act and (B) in the case of any delegation that involves any person providing investment advisory services within the meaning of the Investment Company Act, such delegation must meet the requirements of Section 15(a) of the Investment Company Act and related guidance of, or exemptive orders from, the SEC or its staff. Any compensation payable to such person shall be the sole responsibility of the Sub-Adviser, and the Adviser shall have no obligations with respect thereto or otherwise arising under the Agreement.

13.	REGULATION

Both the Adviser and the Sub-Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

14.	RECORDS

The records relating to the services provided under this Agreement that are required to be maintained by the Trust shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Sub-Adviser such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its business or to comply with applicable laws and regulations. In the event of the termination of this Agreement, such records shall promptly be returned to the Trust by the Sub-Adviser free from any claim or retention of rights therein, provided that the Sub-Adviser may retain a copy of any such records that the Sub-Adviser is required by law or regulation to maintain.

15.	DURATION OF AGREEMENT

A. Except as noted in Sections 15.B and 15.C below, with respect to the Portfolio(s) specified in Appendix A to the Agreement (except as provided below), this Agreement will continue in effect for a 12 month period beyond August 31, 2018 and may be continued thereafter pursuant to Section 15.D below.

B. With respect to the EQ/Goldman Sachs Mid Cap Value Portfolio, this Agreement will continue in effect for a period of two years beginning September 1, 2018 and may be continued thereafter pursuant to Section 15.D below.

C. With respect to any additional Portfolio(s), this Agreement will continue in effect for a period of two years from the effective date of this Agreement with respect to such Portfolio(s) and may be continued thereafter pursuant to Section 15.D below.

D. With respect to each Portfolio, this Agreement shall continue in effect annually after the date specified in Section 15.A, 15.B, or 15.C, as the case may be, only so long as such continuance is specifically approved at least annually by the Trust Board or by the vote of a majority of the outstanding voting securities of such Portfolio, and, in either event, also approved by a majority of those trustees of the Trust who are not “interested persons” (as defined in the Investment Company Act) of any party to this Agreement (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act) vote to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (i) any other Portfolio affected by the Agreement, or (ii) all the portfolios of the Trust.

In the event of termination of this Agreement, Sections 5, 6, 7, 8, 11 and 17 of this Agreement shall survive such termination of this Agreement.

16.	TERMINATION OF AGREEMENT

This Agreement may be terminated at any time with respect to any or all of the Portfolio(s), without the payment of any penalty, (A) by the Trust Board or the vote of a majority of the outstanding voting securities of the applicable Portfolio(s), on sixty (60) days’ written notice to the Sub-Adviser and the Adviser, or (B) by the Adviser or the Sub-Adviser on sixty (60) days’ written notice to the other party and the Trust. This Agreement will automatically terminate in the event the Advisory Agreement terminates for any reason. This Agreement will also terminate as to a Portfolio upon written notice by a party to the other party that the other party is in material breach of this Agreement as to that Portfolio, unless the party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice of the breach.

17.	USE OF SUB-ADVISER’S NAME

The parties agree that the name of the Sub-Adviser, the names of any affiliates of the Sub-Adviser, and any derivative, logo, trademark, service mark or trade name, or any variation of such logo, trademark or service mark (collectively, the “Goldman Sachs Asset Management, L.P. Marks”) are the valuable property of the Sub-Adviser and its affiliates. The Adviser and the Trust shall have the right to use such Goldman Sachs Asset Management, L.P. Marks only with the prior written approval of the Sub-Adviser so long as the Sub-Adviser is a sub-adviser to the Trust.

Upon termination of this Agreement, the Adviser and the Trust shall forthwith cease to use such Goldman Sachs Asset Management, L.P. Marks. The Adviser and the Trust agrees that (A) they will review with the Sub-Adviser any advertisement, sales literature, notice or other materials that makes reference to the Sub-Adviser or its affiliates or any such Goldman Sachs Asset Management, L.P. Marks prior to its use so that the Sub-Adviser may review the context in which it is referred to, it being agreed that the Sub-Adviser shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of the Securities Act, the Investment Company Act, or other applicable laws and regulations and (B) they shall not use or distribute any such advertisement, sales literature, notice or other materials if the Sub-Adviser reasonably objects within a reasonable timeframe (or such other period as may be mutually agreed) after the Sub-Adviser’s receipt thereof. If the Adviser or the Trust makes any unauthorized use of the Goldman Sachs Asset Management, L.P. Marks, the parties acknowledge that the Sub-Adviser shall suffer irreparable harm for which monetary damages are inadequate and, thus, the Sub-Adviser shall be entitled to injunctive relief, as well as any other remedy available under law.

18.	AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Portfolio(s) affected by the amendment (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Portfolio(s) if a majority of the outstanding voting securities of the Portfolio(s) vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (A) any other Portfolio affected by the amendment or (B) all the portfolios of the Trust. Any amendment to this Agreement shall be in writing duly executed by the proper officials of the parties hereto.

19.	ASSIGNMENT

Any assignment (as defined in the Investment Company Act) of this Agreement shall result in its automatic termination. For the avoidance of doubt, no assignment shall be deemed to result from any changes in the partners, managers, directors, officers or employees of the Sub-Adviser except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder. The Sub-Adviser agrees to bear all reasonable expenses of the Trust to re-establish an investment sub-advisory agreement following the termination of this Agreement due to an assignment of this Agreement by the Sub-Adviser.

20.	WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, rule or regulation, (A) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing signed by the other party; (B) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (C) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

21.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

22.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

23.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or sent by electronic transmission (via email) to the address set forth below of each applicable party, or to such other address as the party entitled to receive the notice may designate in writing. Notices sent by registered or certified mail shall be deemed to have been given three business days after deposit of same in the mail. Notices delivered by overnight service shall be deemed to have been given one business day after delivery of the same to a postal service or private courier. Notices sent electronically shall be deemed to have been given when sent. Any notice or other document sent or delivered in any other manner shall be effective only if and when received.

If to the Adviser:	AXA Equitable Funds Management Group, LLC
William T. MacGregor, Executive Vice President and Secretary
1290 Avenue of the Americas
New York, New York 10104
William.MacGregor@axa.us.com

If to the Trust:	EQ Advisors Trust
William T. MacGregor, Senior Vice President, Chief Legal Officer
and Secretary
1290 Avenue of the Americas
New York, New York 10104
William.MacGregor@axa.us.com

If to the Sub-Adviser:	Goldman Sachs Asset Management, L.P.
200 West Street
New York, New York 10282
Email: Jason.Hudes@gs.com

With a copy to:

Goldman Sachs Asset Management, L.P.
Attn: Legal Department
200 West Street, 15th Floor
New York, New York 10282
Email: Joseph.McClain@gs.com

24.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

25.	LIMITATION OF LIABILITY

The Adviser and the Sub-Adviser hereby expressly acknowledge that the Trust’s certificate of trust is on file in the Office of the Delaware Secretary of State and that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust are enforceable only against the assets of such series only, and not against the assets of the Trust generally or any other series thereof. The Adviser and the Sub-Adviser further acknowledge that an officer or trustee of the Trust, when acting in such capacity, is not personally liable to any person other than the Trust and its shareholders for any act, omission or obligation of the Trust or any trustee thereof.

26.	GOVERNING LAW

Except as otherwise provided herein, the provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law, and any of the applicable provisions of the Investment Company Act. Any litigation arising out of or in connection in any way with this Agreement shall take place in a State or Federal court of competent jurisdiction in New York County, State of New York. To the extent that the laws of the State of New York, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

27.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “assignment,” and “affiliated person,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ Brian Walsh	By:	/s/ Jason Hudes
	Brian Walsh		Name: Jason Hudes
	Chief Financial Officer and Treasurer		Title: Managing Director

APPENDIX A

TO

INVESTMENT SUB-ADVISORY AGREEMENT

The Adviser shall pay the Sub-Adviser monthly compensation computed daily at an annual rate equal to the following:

Related Portfolio(s)	Annual Sub-Advisory Fee Rate

Allocation Portfolios which shall consist of:

EQ/Goldman Sachs Moderate Growth Allocation Portfolio and other Portfolios^ identified directly below (collectively referred to as “Allocation Portfolios”):

EQ/Goldman Sachs Growth Allocation Portfolio

0.30% of the Allocation Portfolios’ average daily net assets up to and including $1 billion; 0.28% of the Allocation Portfolios’ average daily net assets in excess of $1 billion and up to and including $2.5 billion; and 0.25% of the Allocation Portfolios’ average daily net assets in excess of $2.5 billion.*

EQ/Goldman Sachs Mid Cap Value Portfolio	0.40% of the Portfolio’s average daily net assets up to and including $200 million; and 0.38% of the Portfolio’s average daily net assets in excess of $200 million.**

^

Other Portfolios are other registered investment companies (or series or portions thereof) that are advised by the Adviser and sub-advised by the Sub-Adviser, which are classified as “Allocation Portfolios”

*

The daily sub-advisory fee for the Allocation Portfolios is calculated by multiplying the aggregate net assets of the Allocation Portfolios at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.

**

The daily sub-advisory fee for the Portfolios is calculated by multiplying the aggregate net assets of the Portfolios at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.

APPENDIX B

TO

INVESTMENT SUB-ADVISORY AGREEMENT

The Sub-Adviser is relying on the relief in CFTC Regulation 4.7(c) with respect to the following Portfolio(s) (each, a “4.7 Portfolio”):

EQ/Goldman Sachs Moderate Growth Allocation Portfolio

EQ/Goldman Sachs Growth Allocation Portfolio

The Sub-Adviser is providing commodity interest trading advice to the Adviser with respect to each of the following Portfolio(s) as if the Sub-Adviser were exempt from CTA registration in reliance on an exemption under the CEA or the regulations promulgated thereunder:

EQ/Goldman Sachs Mid Cap Value Portfolio